Exhibit 99 (j)

Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of Lazard Retirement Series, Inc. Post-Effective Amendment No. 41 to Registration Statement on Form N-1A of our report dated February 15, 2011 relating to the financial statements and financial highlights of Lazard Retirement Series, Inc.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

April 13, 2011